Exhibit 5.2

[Sullivan & Cromwell Letterhead]

March 14, 2023

Toro Corp.,

223 Christodoulou Chatzipavlou Street,

Hawaii Royal Gardens,

3036 Limassol, Cyprus.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 10,121,457 units (the “Units”), each consisting of one common share, par value $0.001 per share (the “Common Shares”) and one warrant to purchase one common share (the “Warrants”, and, together with the Units and the Common Shares, the “Securities”), of Toro Corp., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Company”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, when a warrant agency agreement relating to the Warrants (the “Warrant Agreement”) between the Company and Broadridge Corporate Issuer Solutions, Inc., as Warrant Agent, has been duly authorized, executed and delivered by the parties thereto, when the terms of the Warrants and of their issuance and sale have been duly established in conformity with the Warrant Agreement and the Registration Statement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Warrants have been duly executed and authenticated in accordance with the Warrant Agreement and issued and sold as contemplated in the Registration Statement, the Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Toro Corp.	-2-

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any prospectus or other offering material relating to the offering and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have assumed that (i) the Company has been duly incorporated and is an existing corporation under the laws of the Republic of the Marshall Islands and (ii) at or prior to their issuance the Warrants will have been duly authorized, executed and delivered in accordance with the laws of the Republic of the Marshall Islands. With respect to all matters of Marshall Islands law, we note that you have received an opinion, dated March 14, 2023, of Seward & Kissel LLP.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP